Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of January 9, 2009 (the “Effective Date”) by and between Gary Sidorsky (“Sidorsky” or the “Executive”) and American Defense Systems, Inc. (“ADSI” or the “Company”).

WHEREAS, ADSI and Sidorsky have previously entered into an employment agreement dated January 1, 2007 (the “Employment Agreement”); and

WHEREAS, ADSI and Sidorsky desire to amend the Employment Agreement between the parties.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, ADSI and Sidorsky hereby agree as follows:

1.                                       Section 3.2 of the Employment Agreement (Annual Bonuses) as set forth in Schedule A, is hereby amended and restated as follows:

Executive shall be entitled to earn and be paid an annual bonus each fiscal year of 2.5% of the increase in the Company’s EBITDA over the preceding year (“Annual Bonus”).  (For example, in 2009 Executive would be entitled to 2.5% of the amount by which EBITDA for the fiscal year ended in 2009 is greater than the FYE in 2008).  The Annual Bonus, if earned, shall be paid in cash after the date the Company’s auditors issue their audit report on the Company’s financial statements for the fiscal year with respect to which such Annual Bonus relates, and in any event, not later than seventy-four (74) days after the last day of such fiscal year, and in a manner in accordance with the Company’s regular payroll practices for executive employees.  The term “EBITDA” means earnings before interest income, interest expenses, taxes, depreciation and amortization of the Company’s consolidated businesses each as determined in accordance with U.S. generally accepted accounting principles.  If otherwise eligible, Executive need not be employed by the Company at the time the Annual Bonus is calculated and/or paid out in order to receive the Annual Bonus, as applicable, if his employment terminates for any reason before the end of the applicable fiscal year.

2.                                       Section 3.5.1 of the Employment Agreement (Vacation) as set forth in Schedule A, is hereby amended and restated as follows:

Executive shall be entitled to four (4) weeks of paid vacation each calendar year.  In the event that the Company terminates Executive’s employment without cause or Executive terminates his employment for Good Reason, the Company shall pay for all unused vacation for the remainder of the Company’s then current fiscal year.

3.                                       Section 6.4 of the Employment Agreement (Tax Treatment of Payments or Benefits) is hereby amended and restated as follows:

(a)                                  Each payment made pursuant to the terms of this Agreement is intended as a separate payment within the meaning of Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. To the extent applicable and notwithstanding any other provision in this Agreement, this Agreement, including but not limited to a Change of Control as set forth in Section 5.4, and payments or benefits hereunder shall be administered, operated and interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the Effective Date of this Agreement; provided, however, in the event that the Company determines that any payments or benefits hereunder may be taxable to Executive under Code Section 409A and related Department of Treasury guidance prior to the payment and/or delivery of such amount, the Company may (i) adopt such amendments to the Agreement that the Company reasonably and in good faith determines necessary or appropriate to preserve the intended tax treatment of the benefits provided under this Agreement and/or (ii) take such other actions, including delaying the payment or delivery hereunder, as the Company determines necessary or appropriate to comply with or exempt the payments or benefits from the requirements of Code Section 409A.

(b)                                 If Executive is subject to a federal excise tax on all or any part of any payment made pursuant to this Agreement under Code Section 4999 (or any successor thereto), the Company shall pay Executive an additional amount sufficient, considering the state and federal income and other taxes that Executive will be required to pay with respect to such additional amount, to provide Executive on an after-tax basis an amount equal to the amounts to be paid to Executive under this Agreement without regard to such excise tax.

4.                                       Confirmation of the Employment Agreement.  Except as amended hereby, all of the terms of the Employment Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects, and all references to the Employment Agreement and the Amendment To Employment Agreement shall be deemed to refer to the Employment Agreement as amended hereby.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth above.

American Defense Systems, Inc.

By
Name:
Title:

By
Gary Sidorsky